Exhibit 99.2

FOR IMMEDIATE RELEASE

McCormick Declares $0.26 Quarterly Dividend and Announces New Share Repurchase Authorization

SPARKS, MD, JUNE 22 — The Board of Directors of McCormick & Company, Incorporated (NYSE:MKC) today declared a quarterly dividend of $0.26 per share on its common stocks payable July 20, 2010, to shareholders of record on July 6, 2010. This is the 86th year of consecutive dividend payments by the Company.

The Board of Directors also authorized a new share repurchase program. Under the new program, McCormick is authorized to purchase up to $400 million of its outstanding shares. Following the acquisition of Lawry’s in 2008, the Company has made steady progress in reducing the related debt and expects to increase the pace of share repurchase toward the end of fiscal year 2010.

McCormick Chairman, President & CEO, Alan Wilson said: “During the past five years, we have returned more than $1 billion of cash to our shareholders through dividends and share repurchases. Today’s actions reflect our outlook for the continued growth of our business as well as our commitment to provide cash returns to our shareholders.”

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, and global economic conditions generally which would include the availability of financing, interest and inflation rates as well as foreign currency fluctuations and other risks described in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements.

The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

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About McCormick

McCormick & Company, Incorporated (www.mccormickcorporation.com) is a global leader in the manufacture, marketing and distribution of spices, seasonings, specialty foods and flavors to the entire food industry – retail outlets, food manufacturers and food service businesses.

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For information contact:

Corporate Communications:

John McCormick (410-771-7110 or john_mccormick@mccormick.com)

Investor Relations:

Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

6/2010